================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

FIRST UNION REAL ESTATE INVESTMENTS
--------------------------------------------------------------------------------

AT THE COMPANY           IN CLEVELAND            IN CHICAGO
--------------           ------------            ----------
Thomas T. Kmiecik        Stanley L. Ulchaker     Peter Wentz
Senior Vice President    Edward Howard & Co.     The Dilenschneider Group
(216) 781-4030           (216) 781-2400          (312) 553-0700

IN NEW YORK
-----------
Art Gormley
The Dilenschneider Group
(212) 922-0900

FOR IMMEDIATE RELEASE

                  FIRST UNION ANNOUNCES FIRST QUARTER EARNINGS
                  --------------------------------------------

CLEVELAND, OHIO, APRIL 24, 1998 --- FIRST UNION REAL ESTATE INVESTMENTS (NYSE:FUR) announced that first quarter revenues and property net operating income (NOI) increased from last year's first quarter but, as previously forecast, funds from operations (FFO) declined from the same period last year.

Revenues for the quarter were $80.4 million as compared to $22.1 million for the same period in 1997, an increase of 264 per cent. Property NOI for the quarter was $19.6 million, an increase of 66 per cent over the $11.8 million reported in the first quarter of 1997. The increases in revenue and property NOI are primarily due to acquisitions completed in 1997. "Same store" property NOI also increased compared to the prior-year period.

Consistent with the company's announcement last week regarding the outlook for first quarter earnings, FFO was below expectations. Before the preferred dividend, FFO was $3.5 million, or $.10 per share, in the first quarter of 1998 compared to $5.4 million, or $.20 per share for the same period in 1997. FFO, after preferred dividend, was $2.6 million, or $.09 per share in 1998 compared to $4.2 million, or $.21 per share in 1997. Fully converted shares outstanding for the first quarter 1998 were 35.1 million compared to 27.5 million for the first quarter 1997.

James C. Mastandrea, chairman and chief executive officer of First Union, commented, "As we previously announced, our earnings were negatively impacted by costs and litigation expenses associated with the proxy contest with Gotham Partners and because of a loss from operations in Imperial Parking's equipment manufacturing and distribution businesses resulting from lower than expected sales volume. The proxy challenge added approximately $900,000 in incremental costs. Parking equipment subsidiaries generated a loss of approximately $900,000.

 "These are uncertain times for `stapled stock' REITs, with Congress considering legislation that would limit our anticipated business activities," continued Mastandrea. "The management of First Union continues to work through the proper channels in Washington to preserve as many of the benefits of the stapled stock structure as possible. Fortunately, the Trust is well positioned to respond should this legislation be enacted."

Mastandrea concluded, "We also continued to successfully manage and operate our core businesses under the unusual circumstances brought about by the current proxy contest." During the first quarter, First Union completed parking acquisitions in Richmond, Virginia, Chicago, Illinois, Cleveland, Ohio, and Arlington, Texas, and signed an agreement to acquire a 275-space, free-standing garage in Nashville, Tennessee.

First Union Real Estate Investments is a unique stapled-stock real estate investment trust (REIT) headquartered in Cleveland, Ohio, and traded on the New York Stock Exchange.

                                      # # #

                       FIRST UNION REAL ESTATE INVESTMENTS
                          COMBINED STATEMENTS OF INCOME
                 Unaudited (In thousands, except per share data)

                                                                                        Three Months Ended
                                                                                            March 31,
                                                                            ----------------------------------------
                                                                                    1998                 1997
                                                                            -----------------      -----------------
REVENUES
  Rents                                                                     $         79,104       $        19,003
  Interest - Mortgage loans                                                              619                   931
               - Short-term investments                                                  229                   348
               - Investments                                                             190
  Joint venture income and fees                                                          122                 1,104
  Other                                                                                   90                   736
                                                                            -----------------      ----------------
                                                                                      80,354                22,122
                                                                            -----------------      ----------------
EXPENSES
  Property operating                                                                  57,286                 6,914
  Real estate taxes                                                                    2,998                 2,339
  Interest                                                                            11,902                 5,256
  Depreciation and amortization                                                        6,374                 3,230
  General and administrative                                                           3,260                 2,205
  Litigation and proxy expenses                                                          931
                                                                            -----------------      ----------------
                                                                                      82,751                19,944
                                                                            -----------------      ----------------
NET INCOME (LOSS) BEFORE PREFERRED DIVIDEND                                           -2,397                 2,178
  Preferred dividend                                                                    -875                -1,208
                                                                            -----------------      ----------------
NET INCOME (LOSS) APPLICABLE TO SHARES OF
    BENEFICIAL INTEREST                                                     $         -3,272       $           970
                                                                            -----------------      ----------------

Funds from operations before preferred dividend                             $          3,520       $         5,433
                                                                            -----------------      ----------------
Funds from operations after preferred dividend                              $          2,645       $         4,225
                                                                            -----------------      ----------------
Dividends declared                                                          $          3,478       $         2,379
                                                                            -----------------      ----------------

PER SHARE DATA
  Net income (loss) applicable to shares of
    beneficial interest - basic and diluted                                 $           (.11)      $           .05
                                                                            -----------------      ----------------
  Funds from operations before preferred dividend                           $            .10       $           .20
                                                                            -----------------      ----------------
  Funds from operations after preferred dividend                            $            .09       $           .21
                                                                            -----------------      ----------------
  Dividends declared                                                        $            .11       $           .11
                                                                            -----------------      ----------------

Shares of beneficial interest - basic                                                 29,230                19,896
                                                                            -----------------      ----------------
Shares of beneficial interest - fully converted                                       35,167                27,509
                                                                            -----------------      ----------------

NOTES TO THE COMBINED STATEMENTS OF INCOME


1. Income per share of beneficial interest has been computed in accordance with SFAS 128 (Earnings Per Share). SFAS 128 requires that common share equivalents be excluded from the weighted average shares outstanding for the calculation of basic earnings per share. Shares and per share amounts for 1997 have been restated accordingly.

2.   The amount of funds from operations (FFO) is calculated as net income
     (loss) both before and after the preferred dividend, plus noncash charges for depreciation and amortization for both First Union and the joint venture. However, amortization of intangible assets from the acquisition of Impark has been included in FFO. First Union adopted the definition of FFO as recommended by the National Association of Real Estate Investment Trusts in 1997.